Filed Pursuant to Rule 424(b)(2)
                                                     Registration No. 333-132747


                       Subject to completion: PROSPECTUS SUPPLEMENT
                       (To Prospectus dated March 27, 2006)
                       Preliminary Prospectus Supplement dated November 28, 2006

Return Optimization Securities

UBS AG $__ SECURITIES LINKED TO THE S&P 500(R) INDEX DUE ON OR ABOUT FEBRUARY 29, 2008

Issuer (Booking Branch):  UBS AG (Jersey Branch)

Term; Maturity Date:      14 Months (we currently expect the Securities to
                          mature on February 29, 2008)

Coupon: We will not pay you interest during the term of the Securities.

Underlying Index:         The return on the Securities is linked to the
                          performance of the S&P 500(R) Index (the "Index").

Payment at Maturity:      You will receive a cash payment at maturity that is
                          based on the Index Return. If the Index Return is positive, investors will receive triple the Index
                          Return, up to a maximum gain on the Securities of between 11.75% and 12.75%, to be determined on a date we currently expect to be on December 21, 2006 (the
                          "trade" date). Therefore, the maximum payment at maturity for each $10 principal amount of the Securities will be $__. The Securities are fully exposed to any decline in the level of the Index and a negative Index Return will reduce the cash payment you receive at maturity below your invested principal amount.

                          For a description of how your payment at maturity will be calculated, see "What are the steps to calculate payment at maturity?" on page S-4 and "Specific Terms of the Securities--Payment at Maturity" on page S-18.

                          YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF THE INDEX LEVEL DECLINES.

Index Return:             Index Ending Level - Index Starting Level
                          -----------------------------------------
                                    Index Starting Level

Index Starting Level:     __, the closing level of the Index on the trade date.

Index Ending Level:       The closing level of the Index on a date we currently
                          expect to be on February 22, 2008 (the "final valuation date").

No Listing:               The Securities will not be listed or displayed on any
                          securities exchange, the Nasdaq Global Market System or any electronic communications network.

CUSIP Number:             __

To help investors identify appropriate structured investment products ("Structured Products"), UBS organizes its Structured Products into four categories: Protection Solutions, Optimization Solutions, Performance Solutions and Leverage Solutions. The securities offered hereby are classified by UBS as an Optimization Solution for this purpose. For a more detailed description of each of the four categories, please see "Structured Product Categorization" on
p. S-2.

SEE "RISK FACTORS" BEGINNING ON PAGE S-7 FOR RISKS RELATED TO AN INVESTMENT IN THE SECURITIES.

This offering is registered with the Securities and Exchange Commission. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

                           Price to       Underwriting      Proceeds to
                            Public          Discount          UBS AG
Per Security .............   100%             1.5%             98.5%
Total ....................

UBS INVESTMENT BANK        UBS FINANCIAL SERVICES INC.

Prospectus Supplement dated December __, 2006

Prospectus Supplement Summary

THE FOLLOWING IS A SUMMARY OF TERMS OF THE SECURITIES, AS WELL AS A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING THE SECURITIES. THE INFORMATION IN THIS SECTION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED EXPLANATIONS SET FORTH ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. PLEASE NOTE THAT REFERENCES TO "UBS," "WE," "OUR" AND "US" REFER ONLY TO UBS AG AND NOT TO ITS CONSOLIDATED SUBSIDIARIES.

WHAT ARE THE RETURN OPTIMIZATION SECURITIES?

The Return Optimization Securities (the "Securities") are medium-term notes issued by UBS whose return is linked to the performance of the S&P 500(R) Index (the "Index"). You will receive a cash payment at maturity that is based on the Index Return. If the Index Return is positive, investors will receive triple the Index Return, up to a maximum gain on the Securities of between 11.75% and 12.75% (to be determined on the trade date). THEREFORE, THE MAXIMUM PAYMENT AT MATURITY FOR EACH $10 PRINCIPAL AMOUNT OF THE SECURITIES WILL BE $__. THE SECURITIES ARE FULLY EXPOSED TO ANY DECLINE IN THE LEVEL OF THE INDEX AND A NEGATIVE INDEX RETURN WILL REDUCE THE CASH PAYMENT YOU RECEIVE AT MATURITY BELOW YOUR INVESTED PRINCIPAL AMOUNT. We will not pay you interest during the term of the Securities.

YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF THE INDEX LEVEL DECLINES.

For a description of how your payment at maturity will be calculated, see "What are the steps to calculate payment at maturity?" on page S-4 and "Specific Terms of the Securities --Payment at Maturity" on page S-18.

SELECTED PURCHASE CONSIDERATIONS

> GROWTH POTENTIAL--The Securities provide the potential to enhance equity returns by tripling a positive Index Return up to a maximum gain on the Securities of between 11.75% and 12.75% (to be determined on the trade date).

> DIVERSIFICATION--The Securities may provide diversification within the equity portion of your portfolio through exposure to the Index.

> MINIMUM INVESTMENT--Your minimum investment is 100 Securities at a principal amount of $10.00 per Security (a minimum purchase price of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Security at a principal amount of $10.00 per Security. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Securities.

WHAT ARE SOME OF THE RISKS OF THE SECURITIES?

An investment in the Securities involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" on page S-7.

> YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL--The Securities are fully exposed to any decline in the level of the Index. You may lose some or all of your investment if the Index level declines.

> MAXIMUM POTENTIAL RETURN AT MATURITY--You can only earn the maximum gain on the Securities of 11.75% and 12.75% (to be determined on the trade date) if you hold your Securities to maturity.

> YOUR APPRECIATION POTENTIAL IS LIMITED--If the Index Return is positive, investors will receive triple the Index Return, up to a maximum gain on the Securities of between 11.75% and 12.75% (to be determined on the trade date). Therefore, you will not benefit from any positive Index Return in excess of __% (that is, one-third of the maximum gain on the Securities). As a result, the maximum payment at maturity for each $10 principal amount of the Securities will be $__. The return on your investment in the Securities may not perform as well as a direct investment in the Index.

> NO INTEREST OR DIVIDEND PAYMENTS--You will not receive any interest payments on the Securities and you will not receive nor be entitled to receive any dividend payments or other distributions on the securities included in the Index (the "Index Constituent Stocks").

> NO LISTING--The Securities will not be listed or displayed on any securities exchange, the Nasdaq Global Market System or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you sell your Securities prior to maturity, you may have to sell them at a substantial loss.

THE SECURITIES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

> You believe that the Index will appreciate over the term of the Securities and that such appreciation is unlikely to exceed between 11.75% and 12.75% (to be determined on the trade date), the maximum gain on the Securities at maturity.

>    You are willing to hold the Securities to maturity.

> You are willing to make an investment that is exposed to the full downside performance risk of the Index.

> You seek an investment with a return linked to the performance of the Index.

>    You do not seek current income from this investment.

THE SECURITIES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

>    You seek current income from your investment.

> You seek an investment that is exposed to the full upside performance of the Index (which may be in excess of the maximum gain) or you are unwilling to make an investment that is exposed to the full downside performance risk of the Index.

> You believe that the Index is not likely to appreciate over the term of the Securities, or you believe that the Index will appreciate over the term of the Securities and that such appreciation will be in an amount greater than between 11.75% and 12.75% (to be determined on the trade date), the maximum gain on the Securities at maturity.

>    You seek an investment for which there will be an active secondary market.

>    You are unable or unwilling to hold the Securities to maturity.

> You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

STRUCTURED PRODUCT CHARACTERIZATION

To help investors identify appropriate Structured Products, UBS organizes its Structured Products, including the securities offered hereby, into four categories: Protection Solutions, Optimization Solutions, Performance Solutions and Leverage Solutions. The description below is intended to describe generally the four categories of Structured Products and the types of protection which may be offered on those products, but should not be relied upon as a description of any particular Structured Product.

> Protection Solutions are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.

> Optimization Solutions are structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Solutions may be structured to provide no principal protection, partial protection, buffer protection or contingent protection.

> Performance Solutions are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Solutions may be structured to provide no principal protection, partial protection, buffer protection or contingent protection.

> Leverage Solutions are structured to provide leveraged exposure to the performance of an underling asset. These Structured Products are designed for investors with high risk tolerances.

"Buffer protection", if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose more than 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold. "Partial protection", if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold. "Contingent protection", if applicable, provides principal protection at maturity as long as the price of the underlying asset does not trade below a specified threshold; if the price or level of the asset does decline below the specified threshold, all principal protection is lost.

Classification of Structured Products into categories is not intended to guarantee particular results or performance.

WHAT ARE THE TAX CONSEQUENCES OF THE SECURITIES?

In the opinion of our counsel, Sullivan & Cromwell LLP, your Securities should be treated as a pre-paid derivative contract with respect to the Index. The terms of your Securities require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat your Securities for all tax purposes in accordance with such characterization. If your Securities are so treated, you should generally recognize capital gain or loss upon the maturity of your Securities (or upon your sale, exchange or other disposition of your Securities prior to its maturity) equal to the difference between the amount realized and the amount you paid for your Securities. Such gain or loss generally should be long-term capital gain or loss if you held your Securities for more than one year.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the Securities, see "Supplemental U.S. Tax Considerations" on page S-26 and discuss the tax consequences of your situation with your tax advisor.

WHAT ARE THE STEPS TO CALCULATE PAYMENT AT MATURITY?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the Securities.

STEP 1:   CALCULATE THE INDEX RETURN.

          The Index Return, which may be positive or negative, is the difference between the closing level of the Index on the final valuation date and on the trade date, expressed as a percentage of the closing level of the Index on the trade date, calculated as follows:

                           Index Ending Level - Index Starting Level
            Index Return = -----------------------------------------
                                      Index Starting Level

          where the "Index Starting Level" is __, the closing level of the Index on the trade date, and the "Index Ending Level" is the closing level of the Index on the final valuation date.

STEP 2:   CALCULATE THE ADJUSTED INDEX RETURN ON THE SECURITIES.

          The Adjusted Index Return is based on the Index Return, which may be positive or negative:

          1) If the Index Return is positive:
             --------------------------------

          Adjusted Index Return = (Index Return x 3), up to a maximum gain of between 11.75% and 12.75% (to be determined on the trade date)

          2) If the Index Return is zero or negative:
             ----------------------------------------

          Adjusted Index Return = Index Return

STEP 3:   CALCULATE THE CASH PAYMENT AT MATURITY.

          Payment at maturity = principal amount of the Securities + (principal amount of the Securities x Adjusted Index Return)

HOW DO THE SECURITIES PERFORM AT MATURITY?

HYPOTHETICAL EXAMPLES

ASSUMPTIONS:

Index Starting Level:                      1,000
Principal amount of the Securities:        $10.00
Maximum gain on the Securities:            12%* (The actual maximum gain on the
                                           Securities will be determined on the
                                           trade date)
Maximum Payment per security at Maturity:  $11.20

----------
* SINCE THE MAXIMUM GAIN ON THE SECURITIES IN THE EXAMPLES BELOW IS ASSUMED TO BE 12%, AN ORIGINAL INVESTOR IN THE SECURITIES WILL NOT PARTICIPATE IN AN INDEX RETURN OF MORE THAN 4% AT MATURITY.

EXAMPLE 1--ON THE FINAL VALUATION DATE, THE INDEX CLOSES 3% ABOVE ITS STARTING LEVEL OF 1,000.

Since the Index Return is 3%, you receive three times the Index Return, up to the 12% maximum gain on the Securities.

Adjusted Index Return = (Index Return x 3) = (3% x 3) = 9%

Your total cash payment at maturity would therefore be $10.90 (a 9% total return on investment) which includes:

>  Principal amount                           $10.00
>  Principal amount x Adjusted Index Return   $  .90  ($10.00 x 9%)
                                              ------
           TOTAL:                             $10.90
                                              ======

EXAMPLE 2--ON THE FINAL VALUATION DATE, THE INDEX CLOSES 20% ABOVE ITS STARTING LEVEL OF 1,000.

Since the Index Return is 20%, you receive three times the Index Return, up to the 12% maximum gain on the Securities.

Adjusted Index Return = (Index Return x 3) = (20% x 3) = 60%, up to the 12% maximum gain on the Securities = 12%

Your total cash payment at maturity would therefore be limited to $11.20 (a 12% total return on investment) which includes:

>  Principal amount                           $10.00
>  Principal amount x Adjusted Index Return   $ 1.20  ($10.00 x 12%)
                                              ------
                                                      (this is the maximum
           TOTAL:                             $11.20  payment on the Securities)
                                              ======

EXAMPLE 3--ON THE FINAL VALUATION DATE, THE INDEX CLOSES 20% BELOW ITS STARTING LEVEL OF 1,000.

Since the Index Return is -20% on the final valuation date, your investment is fully exposed to the decline of the Index.

Adjusted Index Return = Index Return = -20%

Your total cash payment at maturity would therefore be $8.00 (a 20% loss) which includes:

>  Principal amount                           $10.00
>  Principal amount x Adjusted Index Return   $-2.00  ($10.00 x -20%)
                                              ------
           TOTAL:                             $ 8.00
                                              ======

HYPOTHETICAL PERFORMANCE OF THE SECURITIES AT MATURITY

ASSUMPTIONS:

Index:                                  S&P 500(R) Index
Index Starting Level:                   1,000
Principal amount of the Securities:     $10.00
Term:                                   14 months
Maximum gain on the Securities:         12% (The actual maximum gain on the
                                        Securities will be determined on the
                                        trade date)
Index performance:                      30% to -100% for table
                                        30% to -30% for graph

        -------------------------------  -------------------------------
               INDEX PERFORMANCE          PERFORMANCE OF THE SECURITIES
        -------------------------------  -------------------------------
                                             SECURITIES
                 INDEX RETURN                  PAYMENT         TOTAL
                  AT MATURITY                AT MATURITY      RETURN
        -------------------------------  -------------------------------
                      30%                       $11.20         12.00%
                      20%                       $11.20         12.00%
                      15%                       $11.20         12.00%
                       9%                       $11.20         12.00%
        -------------------------------  -------------------------------
                       4%                       $11.20         12.00%
        -------------------------------  -------------------------------
                       3%                       $10.90          9.00%
                       2%                       $10.60          6.00%
                       1%                       $10.30          3.00%
        -------------------------------  -------------------------------
                       0%                       $10.00          0.00%
        -------------------------------  -------------------------------
                      -5%                        $9.50         -5.00%
                     -10%                        $9.00        -10.00%
                     -20%                        $8.00        -20.00%
                     -40%                        $6.00        -40.00%
                     -80%                        $2.00        -80.00%
                    -100%                        $0.00       -100.00%
        -------------------------------  -------------------------------


                               [GRAPHIC OMITTED]

--------------------------------------------------------------------------------


Risk Factors

The return on the Securities is linked to the performance of the Index. Investing in the Securities is not equivalent to investing directly in the Index. This section describes the most significant risks relating to the Securities. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE SECURITIES.

THE SECURITIES ARE FULLY EXPOSED TO ANY DECLINE IN THE LEVEL OF THE INDEX AND YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL.

The Securities differ from ordinary debt securities in that we will not pay you 100% of your principal amount at maturity if the Index Return is negative. The cash payment you receive at maturity will be based on the Index Return, which may be positive or negative. A negative Index Return will reduce the cash payment you receive at maturity below your invested principal amount. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF THE INDEX LEVEL DECLINES.

See "What are the steps to calculate payment at maturity?" on page S-4.

YOUR MAXIMUM GAIN ON THE SECURITIES AT MATURITY IS BETWEEN 11.75% AND 12.75%; THE INDEX RETURN (THAT AFFECTS YOUR CASH PAYMENT AT MATURITY) IS CAPPED AT __%, WHICH IS ONE-THIRD OF THE MAXIMUM GAIN ON THE SECURITIES.

Your payment at maturity is based on the Index Return, which if positive will be tripled up to the maximum gain on the Securities of between 11.75% and 12.75% (to be determined on the trade date). Since the maximum gain on the Securities is between 11.75% and 12.75%, you will not benefit from a positive Index Return in excess of __% (which is equal to one-third of the maximum gain on the Securities).

OWNING THE SECURITIES IS NOT THE SAME AS OWNING THE INDEX CONSTITUENT STOCKS OR A SECURITY DIRECTLY LINKED TO THE PERFORMANCE OF THE INDEX.

The return on your Securities will not reflect the return you would realize if you actually owned the Index Constituent Stocks or a security directly linked to the performance of the Index and held such investment for a similar period because:

> the maximum gain on the Securities at maturity is between 11.75% and 12.75% (to be determined on the trade date); and

> the level of the Index is calculated in part by reference to the prices of the Index Constituent Stocks without taking into consideration the value of dividends paid on those stocks.

If the Index Return exceeds the maximum gain on the Securities of between 11.75% and 12.75% (to be determined on the trade date), your return on the Securities at maturity will be less than the return on a direct investment in the Index without taking into account taxes and other costs related to such a direct investment.

Even if the level of the Index increases above the Index starting level during the term of the Securities, the market value of the Securities may not increase by the same amount. It is also possible for the level of the Index to increase while the market value of the Securities declines.

RISK FACTORS
--------------------------------------------------------------------------------

THE MARKET VALUE OF THE SECURITIES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS.

The market value of your Securities may fluctuate between the date you purchase them and the final valuation date, when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally the level of the Index on any day will affect the market value of the Securities more than any other single factor. Other factors that may influence the market value of the Securities include:

> the volatility of the Index (I.E., the frequency and magnitude of changes in the level of the Index);

>    the composition of the Index and changes in the Index Constituent Stocks;

>    the market price of the Index Constituent Stocks;

> the dividend rate paid on the Index Constituent Stocks (while not paid to holders of the Securities, dividend payments on the Index Constituent Stocks may influence the value of the Index Constituent Stocks and the level of the Index and, therefore, affect the market value of the Securities);

> supply and demand for the Securities, including inventory positions with UBS Securities LLC or any other market-maker;

>    interest rates in the market;

>    the time remaining to the maturity of the Securities;

>    the creditworthiness of UBS; and

> economic, financial, political, regulatory or judicial events that affect the level of the Index or the market price of the Index Constituent Stocks or that affect stock markets generally.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE SECURITIES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES.

You should be willing to hold your Securities to maturity. There may be little or no secondary market for the Securities. The Securities will not be listed or displayed on any securities exchange, the Nasdaq Global Market System or any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Securities, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market-making activities at any time. Even if a secondary market for the Securities develops, it may not provide significant liquidity or trade at prices advantageous to you.

If you sell your Securities before maturity, you may have to do so at a substantial discount from the issue price and, as a result, you may suffer substantial losses.

THE INCLUSION OF COMMISSIONS AND COMPENSATION IN THE ORIGINAL ISSUE PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Securities in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to

RISK FACTORS
--------------------------------------------------------------------------------

the Securities. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

CHANGES THAT AFFECT THE INDEX WILL AFFECT THE MARKET VALUE OF THE SECURITIES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY.

The policies of Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"), concerning the calculation of the Index, additions, deletions or substitutions of the Index Constituent Stocks and the manner in which changes affecting the Index Constituent Stocks or the issuers of the Index Constituent Stocks, such as stock dividends, reorganizations or mergers, are reflected in the Index, could affect the Index and, therefore, could affect the amount payable on the Securities at maturity, and the market value of the Securities prior to maturity. The amount payable on the Securities and their market value could also be affected if S&P changes these policies, for example by changing the manner in which it calculates the Index, or if S&P discontinues or suspends calculation or publication of the Index, in which case it may become difficult to determine the market value of the Securities. If events such as these occur, or if the Index ending level is not available because of a market disruption event or for any other reason and no successor index is selected, the calculation agent--which initially will be UBS Securities LLC, an affiliate of UBS--may determine the Index ending level or fair market value of the Securities--and thus the amount payable at maturity--in a manner it considers appropriate, in its sole discretion.

UBS AND ITS AFFILIATES HAVE NO AFFILIATION WITH S&P AND ARE NOT RESPONSIBLE FOR ITS PUBLIC DISCLOSURE OF INFORMATION.

UBS and its affiliates are not affiliated with S&P in any way (except for licensing arrangements discussed below in "The S&P 500(R) Index" on page S-13) and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. If S&P discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the Securities or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See "Specific Terms of the Securities--Market Disruption Event" on page S-19 and "Specific Terms of the Securities--Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation" on page S-22. S&P is not involved in the offer of the Securities in any way and has no obligation to consider your interests as an owner of the Securities in taking any actions that might affect the value of your Securities.

We have derived the information about S&P and the Index in this prospectus supplement from publicly available information, without independent verification. Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the Index or S&P contained in this prospectus supplement. You, as an investor in the Securities, should make your own investigation into the Index and S&P.

HISTORICAL PERFORMANCE OF THE INDEX SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE INDEX DURING THE TERM OF THE SECURITIES.

The trading prices of the Index Constituent Stocks will determine the Index level. As a result, it is impossible to predict whether, or the extent to which, the level of the Index will rise or fall. Trading prices of the Index Constituent Stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of the Index Constituent Stocks and the level of the Index. Accordingly, the historical performance of the Index should not be taken as an indication of the future performance of the Index.

RISK FACTORS
--------------------------------------------------------------------------------

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES IN THE INDEX CONSTITUENT STOCKS, FUTURES, OPTIONS, EXCHANGE-TRADED FUNDS OR OTHER DERIVATIVE PRODUCTS ON THE INDEX CONSTITUENT STOCKS OR THE INDEX MAY IMPAIR THE MARKET VALUE OF THE SECURITIES.

As described below under "Use of Proceeds and Hedging" on page S-24, we or one or more affiliates may hedge our obligations under the Securities by purchasing the Index Constituent Stocks, futures or options on the Index Constituent Stocks or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index Constituent Stocks or the Index, and we may adjust these hedges by, among other things, purchasing or selling the Index Constituent Stocks, futures, options, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index or the Index Constituent Stocks at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of the Index Constituent Stocks and/or the level of the Index, and, therefore, the market value of the Securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

We or one or more of our affiliates may also engage in trading in the Index Constituent Stocks and other investments relating to the Index Constituent Stocks or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of the Index Constituent Stocks and/or the level of the Index and, therefore, the market value of the Securities. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Index Constituent Stocks or the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Securities.

THE BUSINESS ACTIVITIES OF UBS OR ITS AFFILIATES MAY CREATE CONFLICTS OF
INTEREST.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Index and the Index Constituent Stocks that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders' interest in the Securities and the interests UBS and its affiliates will have in their proprietary accounts in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Securities.

UBS and its affiliates may, at present or in the future, engage in business with the issuers of the Index Constituent Stocks, including making loans or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS AG or another affiliate of UBS AG and the interests of holders of the Securities. Any of these activities by UBS AG, UBS Securities LLC or other affiliates may affect the market price of the Index Constituent Stocks and/or the level of the Index and, therefore, the market value of the Securities.

RISK FACTORS
--------------------------------------------------------------------------------

WE AND OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE UNDERLYING ASSETS, INDEX OR INDICES TO WHICH THE SECURITIES ARE LINKED OR THE MARKET VALUE OF THE SECURITIES.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. UBS and its affiliates may have published research or other opinions that calls into question the investment view implicit in the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and into the underlying assets, index or indices to which the Securities are linked.

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE SECURITIES ARE UNCERTAIN.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Securities, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled "What are the tax consequences of the Securities?" in the summary section on page S-3, "Supplemental U.S. Tax Considerations" on page S-26, and the section "U.S. Tax Considerations" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE SECURITIES OR DIVIDEND PAYMENTS ON THE INDEX CONSTITUENT STOCKS OR HAVE SHAREHOLDER RIGHTS IN THE INDEX CONSTITUENT STOCKS.

You will not receive any periodic interest payments on the Securities and you will not receive any dividend payments or other distributions on the Index Constituent Stocks. As a holder of the Securities, you will not have voting rights or any other rights that holders of the Index Constituent Stocks may have.

THE CALCULATION AGENT CAN POSTPONE THE DETERMINATION OF THE INDEX ENDING LEVEL OR THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE.

The determination of the Index ending level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten business days. As a result, the maturity date for the Securities could also be postponed, although not by more than ten business days.

If the determination of the Index ending level on the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index ending level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index ending level that would have prevailed in the absence of the market disruption event. See "Specific Terms of the Securities--Market Disruption Event" on page S-19.

RISK FACTORS
--------------------------------------------------------------------------------

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount, if any, of your payment at maturity on the Securities. We may change the calculation agent after the original issue date without notice. For a fuller description of the calculation agent's role, see "Specific Terms of the Securities--Role of Calculation Agent" on page S-23. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index Constituent Stocks or the Index has occurred or is continuing on the final valuation date. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind our hedge positions. Since this determination by the calculation agent will affect the payment at maturity on the Securities, the calculation agent may have a conflict of interest if it needs to make any such decision.

--------------------------------------------------------------------------------


The S&P 500(R) Index

We have derived all information regarding the S&P 500(R) Index (the "Index") contained in this prospectus supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). We do not assume any responsibility for the accuracy or completeness of such information. S&P has no obligation to continue to publish the Index, and may discontinue publication of the Index.

The Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies (the "Index Constituent Stocks") as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of October 31, 2006, 425 companies or 85.7% of the Index by market capitalization traded on the New York Stock Exchange, 75 companies or 14.3% of the Index by market capitalization traded on The Nasdaq Stock Market, and 0 companies or 0.0% of the Index by market capitalization traded on the American Stock Exchange. As of October 31, 2006, the Index represented approximately 74% of the market value of S&P's internal database of over 6,956 equities. S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its database of over 6,956 equities, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the Index with the number of companies currently included in each group indicated in parentheses:
Consumer Discretionary (86), Consumer Staples (39), Energy (30), Financials
(88), Health Care (56), Industrials (52), Information Technology (78), Materials
(30), Telecommunication Services (10) and Utilities (31). S&P may, from time to time, in its sole discretion, add companies to or delete companies from the Index to achieve the objectives stated above.

S&P calculates the Index by reference to the prices of the Index Constituent Stocks without taking account of the value of dividends paid on such stocks. As a result, the return on the Securities will not reflect the return you would realize if you actually owned the Index Constituent Stocks and received the dividends paid on such stocks.

COMPUTATION OF THE INDEX

S&P currently computes the Index as of a particular time as follows:

> the product of the market price per share and the number of then outstanding shares of each component stock, adjusted as described below, is determined as of that time (referred to as the "market value" of that stock);

>    the market values of all component stocks as of that time are aggregated;

> the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

THE S&P 500(R) INDEX
--------------------------------------------------------------------------------

> the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the "base value");

> the current aggregate market value of all component stocks is divided by the base value; and

>    the resulting quotient, expressed in decimals, is multiplied by ten.

Prior to March 2005, the market value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock. In September 2004, S&P announced that it would transition to using a "float-adjusted" number of shares to calculate the Index, meaning that, with respect to each component stock, only the number of shares of such stock available to investors, rather than all of the outstanding shares, would be used to determine the component stock's market value. The transition to float adjustment took place in two steps. The first step took place in March 2005, when S&P began calculating market value as the product of the market price per share and the average of the number of outstanding shares and the float-adjusted number of shares of a component stock. The second step took place in September 2005, when S&P began using only the float-adjusted number of shares to calculate market value.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

>    the issuance of stock dividends;

> the granting to shareholders of rights to purchase additional shares of stock;

>    the purchase of shares by employees pursuant to employee benefit plans;

>    consolidations and acquisitions;

> the granting to shareholders of rights to purchase other securities of the issuer;

>    the substitution by S&P of particular component stocks in the Index; or

>    other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

                                New Market Value
               Old Base Value x ---------------- = New Base Value
                                Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the Index.

Neither UBS nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the Index or any successor index. While S&P currently employs the above methodology to calculate the Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the amount payable at maturity to beneficial owners of the Securities. S&P does not guarantee the accuracy or the completeness of the Index or any data included in the Index. S&P assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the Index. S&P disclaims all responsibility for any errors or omissions in

THE S&P 500(R) INDEX
--------------------------------------------------------------------------------

the calculation and dissemination of the Index or the manner in which the Index is applied in determining the amount payable at maturity.

HISTORICAL CLOSING LEVELS OF THE S&P 500(R) INDEX

Since its inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical Index levels do not give an indication of future performance of the Index. UBS cannot make any assurance that the future performance of the Index or the Index Constituent Stocks will result in holders of the Securities receiving a positive return on their investment. The closing level of the Index on November 24, 2006, was 1400.95. The actual Index starting level will be the closing level of the Index on the trade date.

The graph below illustrates the performance of the Index from January 29, 1988 through November 24, 2006.

 1988       1990       1992       1994       1996       1998       2000       2002       2004        2006
------     ------     ------     ------     ------     ------     -------    ------     -------     -------
257.07     329.08     408.79     481.61     636.02     980.28     1394.46    1130.2     1131.13     1280.08
267.82     331.89     412.7      467.14     640.43     1049.34    1366.42    1106.73    1144.94     1280.66
258.89     339.94     403.69     445.77     645.5      1101.75    1498.58    1147.39    1126.21     1294.83
261.33     330.8      414.95     450.91     654.17     1111.75    1452.43    1076.92    1107.3      1310.61
262.16     361.23     415.35     456.51     669.12     1090.82    1420.6     1067.14    1120.68     1270.09
273.5      358.02     408.14     444.27     670.63     1133.84    1454.6     989.82     1140.84     1270.2
272.02     356.15     424.22     458.26     639.95     1120.67    1430.83    911.62     1101.72     1276.66
261.52     322.56     414.03     475.5      651.99     957.28     1517.68    916.07     1104.24     1303.82
271.91     306.05     417.8      462.71     687.31     1017.01    1436.51    815.28     1114.58     1335.85
278.97     304        418.68     472.35     705.27     1098.67    1429.4     885.76     1130.2      1377.94
273.7      322.22     431.35     453.69     757.02     1163.63    1314.95    936.31     1173.82     1400.95
277.72     330.22     435.71     459.27     740.74     1229.23    1320.28    879.82     1211.92
297.47     343.93     438.78     470.42     786.16     1279.64    1366.01    855.7      1181.27
288.86     367.07     443.38     487.39     790.82     1238.33    1239.94    841.15     1203.6
294.87     375.22     451.67     500.71     757.12     1286.37    1160.33    848.18     1180.59
309.64     375.34     440.19     514.71     801.34     1335.18    1249.46    916.92     1156.85
320.52     389.83     450.19     533.4      848.28     1301.84    1255.82    963.59     1191.5
317.98     371.16     450.53     544.75     885.14     1372.71    1224.42    974.5      1191.33
346.08     387.81     448.13     562.06     954.29     1328.72    1211.23    990.31     1234.18
351.45     395.43     463.56     561.88     899.47     1320.41    1133.58    1008.01    1220.33
349.15     387.86     458.93     584.41     947.28     1282.71    1040.94    995.97     1228.81
340.36     392.45     467.83     581.5      914.62     1362.93    1059.78    1050.71    1207.01
345.99     375.22     461.79     605.37     955.4      1388.91    1139.45    1058.2     1249.48
353.4      417.09     466.45     615.93     970.43     1469.25    1148.08    1111.92    1248.29


Source: Bloomberg L.P.

LICENSE AGREEMENT

S&P and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the Index, in connection with securities, including the Securities. The Index is owned and published by S&P.

The license agreement between S&P and UBS provides that the following language must be set forth in this prospectus supplement:

The Securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the Index to track general stock market performance. S&P's only relationship to UBS is the licensing of certain

THE S&P 500(R) INDEX
--------------------------------------------------------------------------------

trademarks and trade names of S&P and of the Index which is determined, composed and calculated by S&P without regard to UBS or the Securities. S&P has no obligation to take the needs of UBS or the owners of the Securities into consideration in determining, composing or calculating the Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN.

WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

"Standard & Poor's," "S&P," "S&P 500," "Standard & Poor's 500" and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by UBS. The Securities are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Securities.

--------------------------------------------------------------------------------


Valuation of the Securities

AT MATURITY. The cash payment you receive at maturity is based on the Index Return. If the Index Return is positive, investors will receive triple the Index Return, up to a maximum gain on the Securities of between 11.75% and 12.75% (to be determined on the trade date). Therefore, the maximum payment at maturity for each $10.00 principal amount of the Securities will be $__. The Securities are fully exposed to any decline in the level of the Index and a negative Index Return will reduce the cash payment you receive at maturity below your principal amount. You may lose some or all of your investment if the Index level declines. For a description of how your payment at maturity will be calculated, see "What are the steps to calculate payment at maturity?" on page S-4 and "Specific Terms of the Securities--Payment at Maturity" on page S-18.

PRIOR TO MATURITY. You should understand that the market value of the Securities prior to maturity will be affected by several factors, many of which are beyond our control. We expect that, generally, the level of the Index on any day will affect the market value of the Securities more than any other single factor. Other factors that may influence the market value of the Securities include supply and demand for the Securities, the volatility of the Index, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-7 for a discussion of the factors that may influence the market value of the Securities prior to maturity.

--------------------------------------------------------------------------------


Specific Terms of the Securities

In this section, references to "holders" mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Securities should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Securities are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (I.E., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below. References to "Index" mean the S&P 500(R) Index.

COUPON

We will not pay you interest during the term of the Securities.

DENOMINATION

Your minimum investment is 100 Securities at a principal amount of $10.00 per Security (a minimum purchase price of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Security at a principal amount of $10.00 per Security. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Securities.

PAYMENT AT MATURITY

You will receive a cash payment at maturity that is based on the Index Return. If the Index Return is positive, investors will receive triple the Index Return, up to a maximum gain on the Securities of between 11.75% and 12.75% (to be determined on the trade date). Therefore, the maximum payment at maturity for each $10 principal amount of the Securities will be $__. The Securities are fully exposed to any decline in the level of the Index and a negative Index Return will reduce the cash payment you receive at maturity below the principal amount of your Securities. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF THE INDEX LEVEL DECLINES.

For each $10 principal amount of the Securities, we will pay you in cash an amount equal to $10 plus the Adjusted Index Return multiplied by $10.

The "Index Return" will be the difference between the closing level of the Index on the final valuation date and on the trade date, expressed as a percentage and calculated as follows:

                           Index Ending Level - Index Starting Level
            Index Return = -----------------------------------------
                                     Index Starting Level

SPECIFIC TERMS OF THE SECURITIES
--------------------------------------------------------------------------------

where the "Index Starting Level" is __, the closing level of the index on the trade date and the "Index Ending Level" is the closing level of the Index on the final valuation date.

The "Adjusted Index Return" will be based on the Index Return, which may be positive or negative. If the Index Return is positive, it will be tripled to calculate the Adjusted Index Return, up to a maximum gain on the Securities of between 11.75% and 12.75% (to be determined on the trade date). If the Index Return is zero or negative, the Adjusted Index Return will be equal to the Index Return.

The payment at maturity for each Security will be calculated as follows:

      Payment at maturity = principal amount of the Securities + (principal amount of the Securities x Adjusted Index Return)

See "What are the steps to calculate payment at maturity?" on page S-4.

MATURITY DATE

We currently expect the Securities will mature on February 29, 2008 (a term of 14 months), unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date as determined in accordance with "--Final Valuation Date" below, then the maturity date will be the fifth business day following such final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under "--Market Disruption Event" below.

FINAL VALUATION DATE

We currently expect the final valuation date to be on February 22, 2008, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Securities be postponed by more than 10 business days.

MARKET DISRUPTION EVENT

The calculation agent will determine the Index Ending Level on the final valuation date. As described above, the final valuation date may be postponed, and thus the determination of the Index Ending Level may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Index Ending Level be postponed by more than ten business days.

If the determination of the Index Ending Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index Ending Level.

Any of the following will be a market disruption event:

> a suspension, absence or material limitation of trading in a material number of Index Constituent Stocks for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

SPECIFIC TERMS OF THE SECURITIES
--------------------------------------------------------------------------------

> a suspension, absence or material limitation of trading in option or futures contracts relating to the Index or a material number of Index Constituent Stocks in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

> the Index is not published, as determined by the calculation agent in its sole discretion; or

> in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging."

The following events will not be market disruption events:

> a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

> a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Stocks.

For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Securities in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Securities as the outstanding principal amount of that Security. Although the terms of the Securities may differ from those of the other Series A medium-term Notes, holders of specified percentages in principal amount of all Series A medium-term Notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term Notes, including the Securities. This action may involve changing some of the terms that apply to the Series A medium-term Notes, accelerating the maturity of the Series A medium-term Notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "Description of Debt Securities We May Offer--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for the principal of the Securities on any day will be an amount, in U.S. Dollars, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and

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SPECIFIC TERMS OF THE SECURITIES
--------------------------------------------------------------------------------

as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

> the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus

> the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

>    no quotation of the kind referred to above is obtained; or

> every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business days objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Securities.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

> A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency; or

> P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

SPECIFIC TERMS OF THE SECURITIES
--------------------------------------------------------------------------------

DISCONTINUANCE OF OR ADJUSTMENTS TO THE INDEX; ALTERATION OF METHOD
OF CALCULATION

If S&P discontinues publication of the Index and they or any other person or entity publish a substitute index that the calculation agent determines is comparable to the Index and approves as a successor index then the calculation agent will determine the Index Return, Index starting level, Index ending level and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on any date when the value of the Index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks or another index and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the securities included in the Index or the method of calculating the Index has been changed at any time in any respect--including any addition, deletion or substitution and any reweighting or rebalancing of the Index Constituent Stocks and whether the change is made by S&P under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Index Constituent Stocks or their issuers or is due to any other reason--that causes the Index not to fairly represent the value of the Index had such changes not been made or that otherwise affects the calculation of the Index Return, Index starting level, Index ending level or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the Index that it believes are appropriate to ensure that the Index Return used to determine the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with respect to the Index Return, Index starting level, Index ending level, the amount payable at maturity or otherwise relating to the level of the Index may be made by the calculation agent in its sole discretion.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Securities at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Securities, we mean any day that is a business day of the kind described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Securities that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "--Maturity Date" and "--Final Valuation Date" above.

SPECIFIC TERMS OF THE SECURITIES
--------------------------------------------------------------------------------

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Securities without notice. The calculation agent will make all determinations regarding the value of the Securities at maturity, market disruption events, business days, the default amount, the Index Return, the Index starting level, the Index ending level and the amount payable in respect of your Securities. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Securities will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------


Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index and/or listed and/or over-the-counter options or futures on Index Constituent Stocks or listed and/or over-the-counter options, futures or exchange-traded funds on the Index prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

> acquire or dispose of long or short positions of securities of issuers of the Index Constituent Stocks;

> acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or the value of the Index Constituent Stocks;

> acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks; or

>    any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of the Index Constituent Stocks, listed or over-the-counter options or futures on Index Constituent Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or indices designed to track the performance of the Index or other components of the U.S. equity markets.

THE HEDGING ACTIVITY DISCUSSED ABOVE MAY ADVERSELY AFFECT THE MARKET VALUE OF THE SECURITIES FROM TIME TO TIME. SEE "RISK FACTORS" ON PAGE S-7 FOR A DISCUSSION OF THESE ADVERSE EFFECTS.

--------------------------------------------------------------------------------


Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

AS OF SEPTEMBER 30, 2006 (UNAUDITED)                               CHF       USD
--------------------------------------------------------------------------------
                                                                (IN MILLIONS)
Debt
  Debt issued(1) ...........................................   311,351   248,878
                                                               -------   -------
  Total Debt ...............................................   311,351   248,878
Minority Interest(2) .......................................     6,300     5,036
Shareholders' Equity .......................................    48,403    38,691
                                                               -------   -------
Total capitalization .......................................   366,054   292,604
                                                               =======   =======


----------
(1) INCLUDES MONEY MARKET PAPER AND MEDIUM TERM NOTES AS PER BALANCE SHEET POSITION BASED ON REMAINING MATURITIES

(2)  INCLUDES TRUST PREFERRED SECURITIES

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of of CHF 1 = USD 0.76635 (the exchange rate in affect as of September 30, 2006).

--------------------------------------------------------------------------------


Supplemental U.S. Tax Considerations

THE FOLLOWING IS A GENERAL DESCRIPTION OF CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS RELATING TO THE SECURITIES. IT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELATING TO THE SECURITIES. PROSPECTIVE PURCHASERS OF THE SECURITIES SHOULD CONSULT THEIR TAX ADVISERS AS TO THE CONSEQUENCES UNDER THE TAX LAWS OF THE COUNTRY OF WHICH THEY ARE RESIDENT FOR TAX PURPOSES AND THE TAX LAWS OF SWITZERLAND AND THE UNITED STATES OF ACQUIRING, HOLDING AND DISPOSING OF THE SECURITIES AND RECEIVING PAYMENTS OF INTEREST, PRINCIPAL AND/OR OTHER AMOUNTS UNDER THE SECURITIES. THIS SUMMARY IS BASED UPON THE LAW AS IN EFFECT ON THE DATE OF THIS PROSPECTUS SUPPLEMENT AND IS SUBJECT TO ANY CHANGE IN LAW THAT MAY TAKE EFFECT AFTER SUCH DATE.

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus. This discussion applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

      o  a dealer in securities,

      o a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

      o  a bank,

      o  a life insurance company,

      o  a tax-exempt organization,

      o a person that owns Securities as part of a straddle or a hedging or conversion transaction for tax purposes, or

      o a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are:
(i) a citizen or resident of the United States, (ii) a domestic corporation,
(iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

In the opinion of our counsel, Sullivan & Cromwell LLP, the Securities should be treated as a pre-paid derivative contract with respect to the Index and the terms of the Securities require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. If the Securities are so treated, you should recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities. In general, your tax basis in your

SUPPLEMENTAL U.S. TAX CONSIDERATIONS
--------------------------------------------------------------------------------

Securities will be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Securities will generally begin on the date after the issue date (I.E., the settlement date) for your Securities and, if you hold your Securities until maturity, your holding period will generally include the maturity date.

ALTERNATIVE TREATMENTS. Alternatively, it is possible that the Securities could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities. Any gain you recognize upon the sale, redemption or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

If the Securities are treated as a contingent debt instrument and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the Internal Revenue Service could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that you recognize upon the maturity of the Securities should be treated as ordinary gain or loss. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Securities for U.S. federal income tax purposes.

TREASURY REGULATIONS REQUIRING DISCLOSURE OF REPORTABLE TRANSACTIONS. Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a "Reportable Transaction"). Under these regulations, if the Securities are denominated in a foreign currency, a United States holder that recognizes a loss with respect to the Securities that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

BACKUP WITHHOLDING AND INFORMATION REPORTING. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

      o payments of principal and interest on a Security within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

SUPPLEMENTAL U.S. TAX CONSIDERATIONS
--------------------------------------------------------------------------------

      o the payment of the proceeds from the sale of a Security effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

      o  fails to provide an accurate taxpayer identification number,

      o is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

      o in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of a Security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Security that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

      o the proceeds are transferred to an account maintained by you in the United States,

      o the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

      o the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a Security effected at a foreign office of a broker will be subject to information reporting if the broker is:

      o  a United States person,

      o  a controlled foreign corporation for United States tax purposes,

      o a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

      o  a foreign partnership, if at any time during its tax year:

         o one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

         o such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

NON-UNITED STATES HOLDERS. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Securities but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status.

--------------------------------------------------------------------------------


ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code ("Plan"). The purchase of the Securities by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Securities by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Securities on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Securities, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Securities is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------


Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Securities specified on the front cover of this prospectus supplement. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Securities at the original issue price applicable to the offered Securities to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Securities to securities dealers at a discount from the original issue price of up to the underwriting discount set forth on the front cover of this prospectus supplement. In the future, we or our affiliates may repurchase and resell the offered Securities in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Securities. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Securities after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., and any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless stated otherwise in the confirmation of sale delivered by UBS or its agent, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

We expect to deliver the Securities against payment for the Securities on or about the fifth business day following the date of the pricing of the Securities. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Securities on the date of pricing or the next succeeding business day will be required, by virtue of the fact that we expect the Securities initially to settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

------------------------------------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary ...........................................    S-1
Risk Factors ............................................................    S-7
The S&P 500(R) Index ....................................................   S-13
Valuation of the Securities .............................................   S-17
Specific Terms of the Securities ........................................   S-18
Use of Proceeds and Hedging .............................................   S-24
Capitalization of UBS ...................................................   S-25
Supplemental U.S. Tax Considerations ....................................   S-26
ERISA Considerations ....................................................   S-29
Supplemental Plan of Distribution .......................................   S-30

PROSPECTUS

Introduction ............................................................      3
Cautionary Note Regarding Forward-Looking Information ...................      5
Incorporation of Information About UBS AG ...............................      7
Where You Can Find More Information .....................................      8
Presentation of Financial Information ...................................      9
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management
  and Others ............................................................     10
Capitalization of UBS ...................................................     10
UBS .....................................................................     11
Use of Proceeds .........................................................     13
Description of Debt Securities We May Offer .............................     14
Description of Warrants We May Offer ....................................     36
Legal Ownership and Book-Entry Issuance .................................     53
Considerations Relating to Indexed Securities ...........................     59
Considerations Relating to Securities Denominated or Payable in
  or Linked to a Non-U.S. Dollar Currency ...............................     62
U.S. Tax Considerations .................................................     65
Tax Considerations Under the Laws of Switzerland ........................     76
ERISA Considerations ....................................................     78
Plan of Distribution ....................................................     79
Validity of the Securities ..............................................     82
Experts .................................................................     82



Return
Optimization
Securities


UBS AG $__ SECURITIES
LINKED TO THE S&P 500(R) INDEX
DUE ON OR ABOUT FEBRUARY 29, 2008






PROSPECTUS SUPPLEMENT


DECEMBER __, 2006
(TO PROSPECTUS DATED MARCH 27, 2006)
















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UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.